Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. for the registration of preferred stock, common stock, depositary shares, warrants, and guarantees of Plum Creek Timber Company, Inc., and for the registration of debt securities of Plum Creek Timberlands, L.P., and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc., and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., and with respect to the consolidated financial statements of Plum Creek Timberlands, L.P., included in the Annual Report of Plum Creek Timber Company, Inc. (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington

April 20, 2009